[A&A LOGO]


                      ALEXANDER & ALEXANDER SERVICES INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

      The Annual Meeting of Stockholders of Alexander & Alexander Services Inc. (the "Company"), will be held at The Equitable Center Auditorium, 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York on Thursday, May 19, 1994 at 9:30 A.M., local time, for the following purposes:

         1. to elect 7 directors to serve for the coming year;

         2. to ratify the appointment of Deloitte & Touche as independent auditors of the Company for 1994; and

         3. to transact such other matters as may properly come before the meeting and any adjournments thereof.

      Stockholders of record of the Common Stock, Class A Common Stock and Class C Common Stock of the Company at the close of business on March 17, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By order of the Board of Directors,
                                          Frank R. Wieczynski
                                          Secretary

April 13, 1994

                               TABLE OF CONTENTS

PROXY STATEMENT............................................          1
VOTING SECURITIES AND PRINCIPAL HOLDERS....................          1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............          2
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.....          3
ELECTION OF DIRECTORS......................................          3
NOMINEES FOR ELECTION......................................          4
MEETINGS OF THE BOARD AND COMMITTEES.......................          5
DIRECTOR COMPENSATION......................................          5
REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION
 AND BENEFITS COMMITTEE....................................          6
STOCK PRICE PERFORMANCE GRAPH..............................          9
EXECUTIVE COMPENSATION.....................................         10
COMPENSATION ARRANGEMENTS AND AGREEMENTS WITH NAMED
 EXECUTIVE OFFICERS........................................         14
SEVERANCE AND OTHER ARRANGEMENTS...........................         15
CERTAIN TRANSACTIONS.......................................         16
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS..........         17
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
  ACT OF 1934..............................................         17
STOCKHOLDER PROPOSALS FOR 1995 MEETING.....................         17
OTHER MATTERS..............................................         18

                      ALEXANDER & ALEXANDER SERVICES INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                            ------------------------
                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Alexander Services Inc. (the "Company") to be voted at its Annual Meeting of Stockholders which will be held at The Equitable Center Auditorium, 787 Seventh Avenue, New York, New York at 9:30 a.m., local time, on Thursday, May 19, 1994, and at any adjournments thereof (the "Annual Meeting").

     Shares represented by each proxy properly executed and returned will be voted unless revoked. A stockholder may revoke a proxy at any time before it is exercised by filing with the secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Any written notice revoking the proxy should be sent to the attention Frank R. Wieczynski, Secretary, Alexander & Alexander Services Inc., 10461 Mill Run Circle, Owings Mills, Maryland 21117.

     This proxy statement and the accompanying form of proxy, together with the Company's annual report to stockholders, are being mailed to stockholders on or about April 13, 1994.

     If a stockholder is the beneficial owner of the Company's Class A Common Stock, a direction and proxy will be delivered to Montreal Trust Company, as trustee, in connection with the shares beneficially owned by said stockholder and held by the trustee. The trustee will vote the Class A Common Stock in accordance with the directions received from the beneficial owners.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company in person or by telephone, telegraph or facsimile. The Company has retained D.F. King & Co., Inc. to assist in the solicitation for a fee estimated at $12,000 plus reasonable expenses. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     Only holders of record of the Company's Common Stock, $1.00 par value ("Common Stock"), Class A Common Stock, $.00001, par value ("Class A Stock"), and Class C Common Stock, $1.00 par value ("Class C Stock"), at the close of business on March 17, 1994 are entitled to vote at the Annual Meeting. As of that date, there were outstanding 40,765,833 shares of Common Stock, 2,409,600 shares of Class A Stock and 385,691 shares of Class C Stock. Such shares are each entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following sets forth information as of February 15, 1994, regarding persons who, to the best of the Company's knowledge, beneficially own 5 percent or more of the shares of the Company's Common Stock, Class A Stock or Class C Stock.

                                                                         PERCENTAGE                     PERCENT
                                                                          AND CLASS     NUMBER         OF TOTAL
    NAME AND ADDRESS OF STOCKHOLDER                                       OF STOCK     OF SHARES     VOTING SHARES
- -----------------------------------------------------------------------  -----------  -----------  -----------------
Southeastern Asset Management, Inc.(1).................................     9.55%       3,886,470           8.93%
  Suite 301                                                                Common
  860 Ridgelake Boulevard                                                   Stock
  Memphis, TN 38120
Delaware Management Company, Inc.(1)...................................     8.20%       3,337,700           7.67%
  1818 Market Street                                                       Common
  Philadelphia, PA 19103                                                    Stock
Norwest Corporation(1)(2)..............................................     7.26%       2,955,950           6.80%
  Norwest Center                                                           Common
  Sixth and Marquette                                                       Stock
  Minneapolis, MN 55479
The Prudential Insurance Company of America(1).........................     6.74%       2,744,452           6.31%
  Prudential Plaza                                                         Common
  Newark, NJ 07102-3777                                                     Stock
Ontario Municipal Employees Retirement System(1).......................    55.83%       1,346,823            3.1%
  One University Avenue                                                    Class A
  Suite 1100                                                                Stock
  Toronto, Canada M5J 2P1
Trustees of the Alexander & Alexander U. K. Voluntary Equity               64.57%         249,980            .57%
Scheme(1)..............................................................    Class C
  145 St. Vincent Street                                                    Stock
  Glasgow, Scotland G2 5NX
                                                                            .32%          130,130            .30%
                                                                           Common
                                                                            Stock

- ---------------

1. As reported on the Schedule 13G most recently filed by the stockholder with the Securities and Exchange Commission.

2. Together with subsidiaries: Norwest Colorado, Inc. and Norwest Bank Colorado, National Association.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     As to the beneficial ownership of the Company's Common Stock and Class A Stock, the following table sets forth information as of March 17, 1994, regarding each director and named executive officer reported under the caption "Executive Compensation," and all directors and executive officers as a group.

                                                                    COMMON STOCK    COMMON STOCK   CLASS A STOCK
                                                                    BENEFICIALLY     SUBJECT TO     BENEFICIALLY
     NAME                                                             OWNED(1)       OPTIONS(2)        OWNED
- -----------------------------------------------------------------  --------------  --------------  --------------
Tinsley H. Irvin.................................................        64,133         146,846          --
Kenneth Black, Jr. ..............................................           500          --              --
John A. Bogardus, Jr. ...........................................        91,700          --              --
Robert E. Boni...................................................         1,000          --              --
Lawrence E. Burk.................................................        30,786          25,985          --
Ronald W. Forrest................................................         8,595          42,440          --
Peter C. Godsoe..................................................           500          --              --
Angus M. M. Grossart.............................................        --              --              --
Ronald A. Iles...................................................        32,195          50,601          --
Vincent R. McLean................................................           200          --              --
Michael K. White.................................................        38,236         102,125          --
William M. Wilson................................................         2,346          83,925          26,975
All directors and executive officers as a group,
  (19 persons)(3)(4)(5)..........................................       356,587         587,777          26,975

- ---------------

1. Includes the number of shares: (i) that are held directly or indirectly for the benefit of the individuals listed or directly for the benefit of members of an individual's family as to which beneficial ownership is disclaimed;
   (ii) that represent such individuals' interests in shares vested as of December 31, 1993 in the stock fund under the Company's Thrift Plan or similar plans; and (iii) that represent restricted stock that may vest in the future.

2. Represents shares which are subject to options exercisable within 60 days from March 17, 1994.

3. Mr. Wilson beneficially owns 1.1 percent of the Class A Stock. No other individual director or executive officer beneficially owns more than 1 percent of any class of the Company's voting shares. All officers and directors as a group own approximately 2.3 percent of the Common Stock, approximately 1.1 percent of the Class A Stock, none of the Class C Stock and approximately 2.2 percent of the total outstanding voting shares.

4. Does not include 72 shares of Common Stock and 137 shares of Class C Stock held under the U.K. Voluntary Equity Scheme attributed to Mr. Iles who does not have any present voting or dispositive power.

5. Does not include Common Stock shares beneficially owned or subject to options that are held by Mr. Forrest who retired from the Company effective January 1, 1994.

                             ELECTION OF DIRECTORS

     The board of directors has designated the following persons for nomination to serve as directors until the next annual meeting and until their successors are elected and qualified, or until their earlier resignation or removal. The Board of Directors has determined, pursuant to the Company's charter and bylaws, that the number of directors constituting the full Board of Directors shall be seven.

     Proxies are solicited in favor of the nominees named below and it is intended that the proxies will be voted for the nominees unless otherwise specified. Approval of the nominees requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares entitled to vote at the Annual Meeting. Under Maryland law, abstentions and broker non-votes are not counted as votes cast. Should any one or more of the nominees become unable to serve for any reason, unless the board by resolution provides for a lesser number of directors, the persons named in the enclosed proxy will vote for the election of a substitute nominee or nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve.

                             NOMINEES FOR ELECTION

ROBERT E. BONI, 66, CHAIRMAN OF THE BOARD AND DIRECTOR

     Dr. Boni is a retired chairman of the board and chief executive officer of Armco Inc., having held these positions from February 1986 to November 1990 and February 1985 to April 1990, respectively. He has been a director of the Company since 1988 and chairman of its board of directors since January 1994. He is also a director of Maritrans GP Inc.

KENNETH BLACK, JR., 69, DIRECTOR

     Dr. Black is the Regents' Professor Emeritus of Insurance at Georgia State University. He has been a director of the Company since 1984. Dr. Black is also a director of Haverty Furniture Stores, Inc., USLIFE Corporation and Scudder Variable Life Insurance Fund.

JOHN A. BOGARDUS, JR., 66, DIRECTOR

     Mr. Bogardus is a retired chairman of the board and chief executive officer of the Company, having served in various executive and management and operating positions for the Company and its predecessor entities from 1950 to 1988. He has been a director of the Company and its predecessor entities since 1963. He is also a director of United States Surgical Corporation.

PETER C. GODSOE, 55, DIRECTOR

     Mr. Godsoe has served as the chief executive officer and deputy chairman of The Bank of Nova Scotia since January 1993, and as president since January 1992. Since 1966, he has held various other positions with the bank, including vice chairman from 1983 to 1992 and chief operating officer during 1992. Mr. Godsoe has been a director of the Company and of Reed Stenhouse Companies Limited ("RSC"), the Company's Canadian subsidiary, since 1989.

ANGUS M. M. GROSSART, 56, DIRECTOR

     Mr. Grossart has served as the chairman and managing director of Noble Grossart Limited, a United Kingdom merchant bank, since 1969. Mr. Grossart has been a director of the Company since 1985.

VINCENT R. MCLEAN, 62, DIRECTOR

     Mr. McLean is a retired officer of Sperry Corporation, a diversified manufacturing concern, having served as executive vice president and chief financial officer from 1983 to 1985. He has been a director of the Company since 1980. He is also a director of William Penn Life Insurance Co. of New York.

WILLIAM M. WILSON, 56, DIRECTOR

     Mr. Wilson is a retired executive officer of the Company, having served as deputy chairman and executive vice president of the Company from September 1990 and May 1987, respectively, to December 1992. He presently provides consulting services to the Company's European operations. From 1985 until his retirement, Mr. Wilson held various executive management positions with the Company. He was chief executive officer of RSC, which merged with the Company in 1985. Mr. Wilson has been a director of the Company since August 1985. He is a non-executive director of Alexander & Alexander Services UK plc, having served as executive director from 1985 to 1992. He is also a director of Noble Grossart Limited.

                      MEETINGS OF THE BOARD AND COMMITTEES

     The Board of Directors met eight times during 1993. All directors (except Mr. Grossart) attended 75 percent or more of the aggregate number of meetings of the board and its committees on which they serve. Various committees have been established by the Board of Directors to assist in the discharge of its responsibilities. These committees are described below.

AUDIT COMMITTEE. This committee assists the Board of Directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. It is responsible for recommending to the Board of Directors the independent auditors to be employed for the coming year. The Audit Committee meets periodically with management, financial personnel, internal auditors and the independent auditors to review internal accounting controls and auditing and financial reporting matters. The independent auditors and the internal auditors have unrestricted access to the Audit Committee. This committee consists of five non-employee directors: Messrs. McLean (chair), Black, Bogardus, Boni and Grossart. It met seven times during 1993.

COMPENSATION AND BENEFITS COMMITTEE. This committee is responsible for overseeing the Company's executive compensation programs. It administers certain compensation and benefit plans designated by the Board of Directors and approves annual compensation and long-term incentive compensation for executive officers and certain other senior executives of the Company and its subsidiaries. This committee consists of four non-employee directors: Messrs. Black (chair), Boni, Godsoe and McLean. It met eight times during 1993.

NOMINATING COMMITTEE. On January 14, 1994, the Board of Directors established a Nominating Committee and authorized this committee to select nominees for election to the Board of Directors of the Company at each annual meeting of stockholders of the Company and in the event vacancies on the Board of Directors of the Company should otherwise arise. This committee consists of four non-employee directors: Messrs. Black (chair), Boni, Godsoe and McLean.

EXECUTIVE COMMITTEE. This committee has the authority to act for the Board of Directors on most matters during intervals between the board's meetings. In addition, on January 14, 1994, the Board of Directors authorized additional responsibilities for the Executive Committee regarding oversight of Company policy and management controls. This committee consists of six directors:
Messrs. Boni (chair), Black, Bogardus, Irvin, White and Wilson. It did not meet in 1993.

FINANCE/INVESTMENT COMMITTEE. This committee monitors the Company's financial management and advises the Board of Directors on this matter. This committee consists of four non-employee directors: Messrs. Godsoe (chair), Bogardus, Grossart and McLean. It met three times in 1993.

                             DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $25,000, an additional annual retainer of $5,000 for each committee they chair, and a fee of $1,000 for each board and committee meeting attended. In addition, Mr. Wilson who is a part-time consultant for the Company, receives an annual retainer of $25,000 as a director. Mr. Wilson and non-employee directors, other than Dr. Boni, may receive additional compensation should their work related to their committee or board duties exceed specified levels. Under such circumstances, they will be compensated at the rate of $1,000 for each four hours of time devoted to such matters. All directors receive reimbursement for expenses related to the performance of their duties. In addition to reimbursement of his out-of-pocket expenses, Mr. Grossart receives a weekly stipend of B.P.50 to cover certain other expenses. Directors may elect to defer any such compensation.

     On January 14, 1994, the Board of Directors voted to separate the functions of chairman of the Board of Directors of the Company and chief executive officer of the Company. Dr. Boni, a non-employee director, was elected as non-executive chairman of the board. As compensation for his services as chairman of the board, Dr. Boni will receive $100,000 in 1994 in addition to the annual retainer and committee fees described above. He may also receive other compensation in 1994 as the Compensation and Benefits Committee may approve.

     In addition to his compensation as a director of the Company, Mr. Wilson receives B.P.40,000 annually under an agreement to provide consulting services to the Company's European operations. In this capacity, Mr. Wilson provides approximately 60 days of service per year. The agreement continues through December 1995 and will automatically renew from year to year thereafter unless terminated by either party by giving six months notice prior to the expiration of the agreement. Mr. Wilson is also provided with use of a Company car, certain other benefits and reimbursement of reasonable expenses.

     In addition to his compensation as a director of the Company, Mr. Godsoe receives an annual retainer of Canadian $25,000, as a non-employee director of RSC, the Company's Canadian subsidiary. Under the Canada Business Corporations Act, RSC is required to have a minimum of two non-employee members on its board of directors.

     Non-employee directors with at least 10 years of service as non-employee directors are entitled to an annual retirement benefit upon the later of reaching age 65 or retirement from the Board of Directors. Under this retirement plan, the benefit consists of an annual payment equal to the annual retainer in effect at the time of retirement and is payable for the longer of (i) 10 years or (ii) the lifetime of the director. In the event of a change of control (as defined in the plan), all benefits under the plan automatically vest in an amount equal to 10 percent of the then current annual retainer for each year of service (to a maximum of 100 percent), payable upon the later of reaching age 65 or termination from the board.

                        REPORT ON EXECUTIVE COMPENSATION
                   BY THE COMPENSATION AND BENEFITS COMMITTEE

     The Company's compensation program for its executive officers is administered and reviewed by the Compensation and Benefits Committee (the "CBC") of the Board of Directors. The CBC is comprised of four outside directors, none of whom is an employee or former employee of the Company or a director of another corporation that requires specific disclosures of such relationship in this proxy statement.

COMPENSATION PHILOSOPHY

     In determining the compensation payable to the Company's executive officers, the CBC seeks to achieve the following objectives through a combination of fixed and variable compensation:

     . Pay competitively--Provide a total compensation opportunity that is consistent with competitive practices, enabling the Company to attract and retain qualified executives.

     . Pay for performance--Create a direct link between the compensation payable to each executive officer and the financial performance both of the Company generally and of the specific business unit or units for which the executive is responsible. The amounts payable with respect to the components of an individual's compensation will change from year to year, depending on that financial performance.

     . Executives as Stockholders--Create a common interest between executive officers and the Company's stockholders through the use of stock options and other stock awards that link a portion of each executive officer's compensation opportunity directly to the value of the Company's Common Stock.

     The CBC's compensation philosophy, and the programs which implement this philosophy, were developed with the assistance of outside consultants and counsel. The CBC annually reviews the Company's compensation policies and programs in light of this philosophy and of competitive practices in the United States and in those foreign countries in which executive officers of the Company reside and/or geographically operate.

COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

  Base Salary

     The CBC establishes each executive officer's base salary by comparison to competitive market levels for the executive's job function, as well as industry peer groups, in the country where such executive operates or in certain cases where such executive permanently resides. The "Peer Group" used in the Performance Graph on page 9 of this proxy statement reflects the Company's direct competitors in its principal business. The "Peer Group" is included in the group of corporations used for executive compensation analysis. In determining executive compensation, the focus is on executive talent and, accordingly, a larger group of corporations is used for compensation analysis.

     Base salaries generally approximate the median level of such competitive rates, and are adjusted based on individual performance. Salaries are reviewed at regular intervals of between 12 to 24 months depending on job classification and competitive market levels. Notwithstanding this policy, certain executive officers have employment agreements which assure such officers a minimum level of base salary. Base salaries for executive officers were generally increased in 1993 in accordance with the foregoing practices.

  Annual Incentive

     Annual bonuses are established by the CBC based primarily on corporate and business unit performance. For most executive officers, corporate earnings determine 25 percent to 50 percent of such executive's total bonus opportunity. For Mr. Irvin and certain other corporate officers, such earnings comprise the basis for the substantial majority of the officer's bonus opportunity. For other executive officers, the performance of the executive's business unit, primarily measured by reference to the unit's attainment of pretax operating income objectives, also makes up a substantial portion of the executive's annual bonus opportunity. Individual performance compared to pre-established strategic, financial and operational objectives determines the remaining portion of the annual incentive of certain executives.

     Due to the profitability in 1993 of certain of the Company's business units, the executive officers responsible for those units were awarded annual incentives. However, those officers whose 1993 annual incentives were linked to the overall performance of the Company generally did not receive an award in 1993.

  Equity-Based Incentives

     The Company's equity-based incentives have taken the form of both stock options and awards of Common Stock. Stock awards have either been in the form of restricted stock or shares of Common Stock earned by the attainment of specified performance objectives. Equity-based incentive awards have been or may be granted under the Company's 1988 Long Term Incentive Compensation Plan (the "1988 Plan"). In addition, certain outstanding options were granted under the 1982 Key Employee Stock Option Plan (the "1982 Plan").

  Stock Options

     Stock options are the Company's primary form of long-term incentive compensation. The CBC's intention in awarding stock options to executive officers is that such options will represent a significant portion of each such officer's total compensation opportunity, thus aligning the officer's economic interests with those of the Company's stockholders. Consistent with this goal, all option awards are at the fair market value as of the date of grant. The number of options granted are based on the CBC's subjective evaluation of a number of factors, including competitive market practice, past grants, management level and other matters relating to an individual's performance and ability to influence corporate results. The CBC believes that these awards are reasonable compared to similar awards made by the Company's competitors for executive talent.

  Restricted Stock

     The CBC uses awards of restricted stock in special circumstances as an inducement for an executive officer to remain in the Company's employ over a period of years and/or as a reward for extraordinary performance. It has been the Company's practice not to use restricted stock awards as a standard form of long-term incentive compensation. The circumstances, rather than past awards, constitute the primary factors for determining the size of any restricted stock award. In a limited number of instances, restricted stock awards have also been used as a means to adjust compensation packages.

  Performance Shares

     The CBC has in prior years made awards to the Company's executive officers denominated in shares of the Company's Common Stock. For such executives to receive the benefit of such awards, pre-established performance criteria based on requisite growth in earnings per share had to be attained. The last such award was paid in 1991 for the performance period 1989-1990 (Cycle I). No awards were paid for the performance periods 1989-1991 (Cycle II) and 1990-1992 (Cycle
III) because the earnings per share applicable to such awards were not attained. There was no award cycle in effect during 1993.

  Other Long-Term Incentive Compensation

     In special circumstances, the CBC uses other long-term performance based awards, payable in cash, as incentive to senior executives of the Company and its subsidiaries to achieve specific performance objectives and criteria. For example, the Summary Compensation Table on page 10 illustrates the payment of such an award to Mr. Iles in respect of profit improvement for certain reinsurance operations.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Base Salary

     In early 1993, the chief executive officer, Mr. Irvin, in recognition of the fact that the Company incurred losses in fiscal year 1992, requested that the CBC not consider any increase in his base salary. Accordingly, Mr. Irvin did not receive an increase in his base salary in 1993.

  Annual Incentive

     In early 1994, as a consequence of the Company's performance in 1993, the CBC determined not to award Mr. Irvin an annual bonus for 1993.

  Stock Options

     Consistent with the CBC's compensation policies described above, Mr. Irvin received a stock option grant for 40,000 shares of Common Stock in 1993.

  Retirement Arrangement

     In January 1994, Mr. Irvin announced his plans to retire from the Company. In recognition of his long and dedicated service to the Company and the need for his continued assistance with regard to the operation of the Company and in the transition of authority to his successor, the CBC recommended to the Board, and the Board approved, the compensatory arrangements described on page 14 of this proxy statement under the caption "Compensation Arrangements and Agreements with Named Executive Officers."

PHILOSOPHY AS TO SECTION 162(m)

     Newly enacted Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The amounts paid under the Company's compensation programs described above are generally based upon the attainment of objective performance criteria, including the financial performance of the Company and increases in the price of the Company's Common Stock. Thus, stock option grants and performance share awards under the Company's 1988 Plan currently meet the requirements of the performance exception to nondeductibility. The Company's annual incentive program should generally qualify for such exception with appropriate modification and stockholder approval of the terms of such programs. Because it is not expected that total cash compensation for 1994 for any of the current executive officers will exceed $1 million, the Company has determined to await final regulations from the Internal Revenue Service before requesting any stockholder action. It is currently expected that an annual bonus program for senior executives will be presented to stockholders for approval at the 1995 Annual Meeting of Stockholders.

                                                 COMPENSATION AND BENEFITS
                                                 COMMITTEE
                                                 Dr. Kenneth Black, Jr.,
                                                 Chairman
                                                 Dr. Robert E. Boni
                                                 Peter C. Godsoe
                                                 Vincent R. McLean

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative total shareholder returns for the Company for the period 1988 to 1993 compared with the S&P 500 Stock Index and a Peer Group(1). Total return is measured by the increase/decrease in value of $100 invested at the beginning of the period, including both reinvestment of dividends and capital appreciation or depreciation.

                                    [chart to come]

                                               1988       1989       1990       1991       1992       1993
Alexander & Alexander                        $     100  $     135  $     107  $      99  $     134  $     103
S&P 500                                      $     100  $     132  $     128  $     166  $     179  $     197
Peer Group                                   $     100  $     142  $     139  $     141  $     146  $     146

- ---------------

1. The Peer Group comprises the largest publicly traded companies worldwide which compete against the Company in its principal industry segment. The members of the Peer Group are as follows: Marsh & McLennan Cos. Inc., Arthur
   J. Gallagher & Co., Sedgwick Group plc and Willis Corroon Group plc.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers (referred to collectively with the Chief Executive Officer as the "named executives") during years ended December 31, 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                               --------------------------------------
                                                                                        AWARDS
                                                  ANNUAL COMPENSATION          ------------------------
                                          -----------------------------------  RESTRICTED   SECURITIES     PAYOUTS
                                                                OTHER ANNUAL      STOCK     UNDERLYING   ------------    ALL OTHER
    NAME AND PRINCIPAL                                          COMPENSATION    AWARD(S)      OPTIONS        LTIP      COMPENSATION
    POSITION                     YEAR     SALARY($)  BONUS($)      ($)(2)        ($)(3)       (#)(4)     PAYOUTS($)(5)   ($)(6)(7)
- -----------------------------  ---------  ---------  ---------  -------------  -----------  -----------  ------------  -------------
TINSLEY H. IRVIN+                   1993  $ 550,000     --           --            --           40,000        --         $  50,350
  CEO of the Company through        1992  $ 554,167     --           --            --           40,000        --         $  51,881
  March 31, 1994                    1991  $ 595,833     --            *            --           --        $   83,283         *
MICHAEL K. WHITE                    1993  $ 567,666     --           --            --           30,000        --         $  34,546
  President and Chief               1992  $ 520,000  $ 202,363       --            --           30,000        --         $  33,627
  Operating Officer of              1991  $ 514,167     --            *            --           --        $   62,462         *
  the Company
RONALD A. ILES(1)                   1993  $ 430,357  $ 292,012       --            --           20,000    $  235,966     $  15,657
  Senior Vice President of          1992  $ 472,448  $ 409,845    $  51,660        --           20,000        --         $  15,613
  the Company and Chairman of       1991  $ 430,682  $ 340,408        *            --            8,000    $   29,154         *
  Alexander Howden
  Reinsurance Brokers Limited
RONALD W. FORREST++                 1993  $ 418,333  $ 102,366    $  59,411        --           --            ++         $     856
  Former Executive Officer          1992  $ 400,000  $ 168,092    $  66,400        --           20,000        --         $   1,217
                                    1991  $ 318,751     --            *         $ 177,188        8,000    $   29,154         *
LAWRENCE E. BURK                    1993  $ 311,292  $ 104,979       --         $ 327,188       12,000        --         $  18,186
  Chairman and CEO of               1992  $ 279,238  $  82,739       --            --            8,000        --         $  17,790
  Alexander & Alexander Inc.        1991  $ 267,000  $  24,181        *         $ 118,125       --        $    4,698         *

- ---------------

 * Amounts for the fiscal year ended December 31, 1991 were not required to be reported.

 + Mr.Irvin retired from the Company effective April 1, 1994. He served as chief executive officer of the Company from May 1987 until his retirement. He also served as chairman of the board from May 1988 to January 1994, and as president from March 1982 to May 1993.

++ Mr. Forrest retired from the Company effective January 1, 1994. He served as a senior vice president of the Company and as chairman and chief executive officer of Alexander & Alexander Inc. from February 1989 and September 1991, respectively, until his retirement. Mr. Forrest declined to accept a stock option grant of 20,000 shares of Common Stock in 1993.

1. All or part of cash compensation was paid in U.K. pounds sterling. Any amounts paid in pounds sterling have been restated in U.S. dollars based on the average exchange rate expressed in dollars per B.P.1.00 of 1.50 in 1993,
   1.76 in 1992 and 1.77 in 1991.

2. Does not include certain non-cash compensation and other personal benefits received by the other named executives because the estimated incremental cost to the Company of such benefits did not exceed the lesser of either $50,000 or 10% of the annual salary reported for the named executive officer.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

Of the $59,411 of perquisites reported for Mr. Forrest in 1993, the amount includes: $28,818 for car allowance and $22,796 for foreign housing and living expenses.


3. Value of restricted stock awards reported reflect the fair market value of the shares awarded on the date of grant. Dividends are paid on the shares of restricted stock at the same rate as on Common Stock. Shares of restricted stock vest immediately upon the death or disability of the holder of restricted stock or, in certain circumstances, upon change in control of the Company. The number of shares of restricted stock held by each named executive as of December 31, 1993, together with the value of those shares based on the closing market price on that date, is as follows: Mr. White-- 13,333 shares/$259,994; Mr. Iles--6,700 shares/$130,650; Mr. Forrest--7,500 shares/$146,250 and Mr. Burk 20,000 shares/$390,000.


During the period January 1, 1991 to December 31, 1993, none of the named executives received restricted stock awards with vesting periods less than three years from the date of grant. The 7,500 shares of restricted stock awarded to Mr. Forrest in January 1991 vested upon his retirement from the Company effective January 1, 1994. Of the 20,000 shares of restricted stock awarded to Mr. White in August 1990, 6,667 shares vested on June 1, 1993, 6,667 shares will vest on June 1, 1995 and 6,666 shares will vest on June 1, 1997.

4. During the period January 1, 1991 to December 31, 1993, options, stock appreciation rights ("SARs") and limited stock appreciation rights ("LSARs") were granted under the 1988 Plan. Under the 1982 Plan, only LSARs were granted during this period. Effective January 1, 1991, all SARs granted under the 1988 Plan and 1982 Plan were canceled and none have been issued since that date. The LSARs are not included in this table and are described below under the caption "Severance and Other Arrangements."

5. Amount reported for Mr. Iles in 1993 represents performance-based, long-term bonus respecting the attainment of profit improvement for certain reinsurance operations.

6. Amounts reported in 1993 include: (i) matching contributions made by the Company under the Thrift Plan and an unfunded supplemental retirement plan of $39,801, $29,812 and $14,633 for Messrs. Irvin, White and Burk, respectively;
   (ii) matching contributions under U.K. Equity Scheme of $360 for each of Messrs. Iles and Forrest; (iii) insurance premiums paid by the Company of $2,879, $1,666, $835, $496 and $1,320 for Messrs. Irvin, White, Iles, Forrest and Burk, respectively; (iv) above-market interest of $7,670, $3,068 and $2,233 on deferred compensation earned by Messrs. Irvin, White and Burk, respectively; and (v) interest of $14,462 on a contingent benefit agreement earned by Mr. Iles and paid by the Company.

7. The Company has entered into arrangements with certain of the named executives that may result in payments to such executives upon termination of employment or a change in control of the Company. These arrangements are described below under the caption "Severance and Other Arrangements."

OPTION GRANTS IN 1993

     The following table sets forth information concerning individual grants of stock options made to the named executives during 1993.

                                                                                              POTENTIAL REALIZED VALUE
                                                       INDIVIDUAL GRANTS(1)                              AT
                                       ----------------------------------------------------   ASSUMED ANNUAL RATES OF
                                                    % OF TOTAL                                STOCK PRICE APPRECIATION
                                        OPTIONS   OPTIONS GRANTED  EXERCISE OR                   FOR OPTION TERM(2)
                                        GRANTED   TO EMPLOYEES IN  BASE PRICE   EXPIRATION   --------------------------
     NAME                              (SHARES)     FISCAL 1993     ($/SHARE)      DATE         5%(3)        10%(3)
 Tinsley H. Irvin                         40,000          8.73%     $   25.75      06/04/03  $   648,900  $   1,637,700
 Michael K. White                         30,000          6.55%     $   25.75      06/04/03  $   486,675  $   1,228,275
 Ronald A. Iles                           20,000          4.37%     $   25.75      07/01/03  $   324,450  $     818,850
 Ronald W. Forrest                        --            --             --           --           --            --
 Lawrence E. Burk                         12,000          2.62%     $   25.75      06/04/03  $   194,670  $     491,310

 -----------------

 1. All options are exercisable for Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. Options are exercisable 50 percent beginning two years from the date of grant and the remaining 50 percent beginning three years from the date of grant. Effective January 1, 1991, all SARs granted under the 1988 Plan and 1982 Plan were canceled and none have been issued since that date. The LSARs are not included in this table and are described below under the caption "Severance and Other Arrangements."


 2. The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission (the "SEC") and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain on the stock options awarded to the named executives or other employees is possible without appreciation in the price of the Company's Common Stock, which will benefit all stockholders. The real value of the options in this table depends upon the actual performance of the Company's Common Stock during the applicable period.

 3. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the
    Company's Common Stock would have to be    approximately $42.00 and $66.75,
    respectively, as of the expiration date of their options.

AGGREGATED OPTION EXERCISES IN FISCAL 1993 AND 1993 FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning individual unexercised options held by the named executives during the Company's 1993 fiscal year.

                                                                         NUMBER OF            VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                          SHARES                    AT FY-END (SHARES)            AT FY-END ($)
                                        ACQUIRED ON     VALUE    -------------------------  -------------------------
    NAME                               EXERCISE (#)   REALIZED   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
 Tinsley H. Irvin                            4,678    $  21,343        146,846/70,000                 $1,225/$0
 Michael K. White                            2,731    $  12,460        102,125/52,500                 $  925/$0
 Ronald A. Iles                             --           --             50,601/35,000                 $    0/$0
 Ronald W. Forrest(1)                       --           --             42,440/      0                $9,480/$0
 Lawrence E. Burk                           --           --             25,985/20,625                 $  403/$0

- ---------------
1. All of Mr. Forrest's unexercisable options expired automatically upon his retirement effective January 1, 1994.

PENSION TABLES

     The following table sets forth estimated annual benefits payable upon retirement under a program maintained for the Company's employees in the United States through a funded, noncontributory pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Basic Plan"), and an unfunded supplemental executive retirement plan.

                            U.S. PENSION PLAN TABLE

                                                         YEARS OF SERVICE(2)
                                                -------------------------------------
  AVERAGE
PENSIONABLE
EARNINGS(1)
- -----------
                                                    30           35           40
                                                -----------  -----------  -----------
 $400,000    .................................  $   180,274  $   212,820  $   237,820
  450,000    .................................      203,149      239,820      267,945
  500,000    .................................      226,024      266,820      298,070
  550,000    .................................      248,899      293,820      328,195
  600,000    .................................      271,774      320,820      358,320
  650,000    .................................      294,649      347,820      388,445
  700,000    .................................      317,524      374,820      418,570
  750,000    .................................      340,399      401,820      448,695
  800,000    .................................      363,274      428,820      478,820

- ---------------

1. The normal retirement benefit is a monthly income for life determined pursuant to a formula based on an employee's credited years of service and average annual pensionable credited earnings (which generally does not include incentive compensation payments) for the 60 highest consecutive months prior to retirement ("Highest Average Earnings"). The amount of an employee's covered compensation is based on the 35 year period prior to the employee's Social Security retirement age. If approved by the Compensation and Benefits Committee, earnings other than Highest Average Earnings ("Pensionable Earnings") may be used to calculate the normal retirement benefit. For Messrs. Irvin and White, Pensionable Earnings are used and are based on the midpoint level of the salary range for their respective positions if those midpoints are higher than their actual salaries. During 1993, current Pensionable Earnings for Mr. Irvin equaled $758,400 (vs. $550,000 current base salary) and for Mr. White equaled $572,800 (vs. $572,000 current base salary). As of April 1, 1994, at age 60, Mr. Irvin's average Pensionable Earnings equaled $683,087. The amounts shown are not subject to any deduction for Social Security or other offset amounts and are payable in the form of a straight life annuity.

2. The approximate credited years of service for each of the named executives who participates in the Basic Plan and supplemental retirement plan is as follows: Mr. Irvin at age 60--40 years; Mr. White at age 65--34 years; and Mr. Burk at age 65--37 years. Mr. Iles is not, and Mr. Forrest was not, eligible to participate in either the Basic Plan or the supplemental executive retirement plan.

     The following table sets forth estimated annual benefits payable upon retirement under the Alexander & Alexander U.K. Pension Scheme (the "U.K. Pension Scheme").

                          U.K. PENSION SCHEME TABLE(1)

                                                         YEARS OF SERVICE(3)
                                                -------------------------------------
  AVERAGE
PENSIONABLE
EARNINGS(2)
- ------------
                                                    30           35           40
                                                -----------  -----------  -----------
  $262,871    ................................  $   131,436  $   153,341  $   175,248
  300,424     ................................      150,212      175,248      200,282
  375,530     ................................      187,765      219,059      250,354
  450,636     ................................      225,318      262,871      300,424
  525,742     ................................      262,871      306,683      350,494
  600,848     ................................      300,424      350,494      400,566
  675,954     ................................      337,977      394,307      450,636

- ---------------

1. The retirement benefit will be paid in pounds sterling. Amounts have been stated in U.S. dollars based on the average 1993 exchange rate expressed in dollars per B.P.1.00 of 1.50.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)


2. The normal retirement benefit is a monthly income for life, with a guarantee of 60 months payment, equal to a percentage of an employee's "final pensionable salary" which is determined based on credited years of service. The maximum percentage, reached after 40 years of credited service, is 66.66 percent. The "final pensionable salary" is the highest average annual salary paid during any three consecutive years during the last 10 years prior to retirement. All pension payments are indexed at 3 percent per year. Mr. Iles will be entitled to a retirement benefit equal to 63 percent and increasing to 67 percent in December 1995 of his then current final pensionable salary. Mr. Iles' 1993 salary in U.S. dollars equaled $430,357. Mr. Forrest retired effective January 1, 1994 and will receive a retirement benefit equal to
   61.66 percent of the average of his 1991, 1992 and 1993 actual and notational pensionable salaries. Pursuant to Mr. Forrest's employment and retirement agreements described under the caption "Compensation Arrangements and Agreements with Named Executive Officers", his pensionable salary under the U.K. Pension Scheme will be deemed $278,143. The amounts shown are not subject to any deduction for Social Security or other offset amounts.

3. The approximate credited years of service for each of the named executives who participates in the U.K. Pension Scheme are as follows: Mr. Iles at age 60--40 years; and Mr. Forrest at age 52--37 years. Mr. Forrest's 37 years of credited service at age 52 is pursuant to his retirement agreement. Messrs. Irvin, White and Burk do not participate in the U.K. Pension Scheme.

                 COMPENSATION ARRANGEMENTS AND AGREEMENTS WITH
                            NAMED EXECUTIVE OFFICERS

     TINSLEY H. IRVIN. The Company entered into a Transition Employment, Retirement and Consulting Agreement (the "Retirement Agreement") with Mr. Irvin. Under the Retirement Agreement, Mr. Irvin remained employed as chief executive officer of the Company at his then current level of compensation until his retirement at the end of March. Pursuant to the Retirement Agreement, Mr. Irvin will be entitled to receive, without offset or reduction with respect to future employment, benefits under the Company's Senior Executive Severance Plan based on his 40 years of service with the Company. In addition, for three months following his retirement, Mr. Irvin will provide such services for the Board of Directors and the new chief executive officer as either shall reasonably request (the "Consulting Services"). Mr. Irvin will receive $100,000 with respect to the Consulting Services. The Company may extend the term of the Consulting Services for up to two additional three month periods, at the same compensation, with Mr. Irvin's consent. The Retirement Agreement also confirms Mr. Irvin's rights as a retiree under the Company's compensation plans and programs and that under applicable Company stock option plans, all of Mr. Irvin's outstanding stock options will vest upon his retirement and will remain exercisable for up to three years thereafter. Under the Retirement Agreement, the Company will also provide Mr. Irvin with an office.

     MICHAEL K. WHITE. The Company has entered into an agreement with Mr. White through May 31, 1995, providing for a minimum annual base salary that is not less than the actual amount paid at any time during the term of the agreement. Mr. White's current annual base salary is $572,000. The Company may terminate Mr. White's employment at any time during the term of the agreement. However, in the event of termination by the Company without cause (as defined in the agreement) or by Mr. White for good reason (described below), he will be entitled to receive severance benefits in accordance with the Company's Senior Executive Severance Plan and also will become entitled to a potential supplemental retirement benefit. The supplemental retirement benefit will be paid in the event that Mr. White's actual retirement benefits under the Company's applicable plans are less than the retirement benefits he would have received had his salary (for the purpose of calculating such retirement benefits) equaled the midpoint level of salary range for positions he has or will hold. This supplemental retirement benefit will not be paid in the event that Mr. White's employment is terminated by the Company for cause or by Mr. White on any grounds other than good reason which for purposes of the agreement is defined to include a reduction in base salary, a material breach of the agreement by the Company, involuntary relocation, a change of control of the Company, or circumstances constituting good reason under the Company's Senior Executive Severance Plan.

     RONALD A. ILES. In January 1988, the Company entered into a contingent benefit agreement with Mr. Iles, pursuant to which the Company will make periodic payments to Mr. Iles commencing in December 1995 from a notional account, provided certain employment conditions are met. The total amount in the notional account is based on assumed investments of $30,000 made annually on March 1, 1986 through March 1, 1989, with the notional investment earning interest calculated at a rate equal to the average of Moody's monthly average of seasoned Triple A corporate bonds for the year, compounded annually. Amounts credited to this account will be subject to forfeiture if Mr. Iles is not continuously employed by the Company from March 1, 1986 through December 16, 1995. If the employment conditions are met, Mr. Iles will be entitled to receive payment of an amount equal to the notional account. The payment will be made in five installments, and the balance of the notional account will continue to earn interest at the rate indicated until the final installment is paid.

     RONALD W. FORREST. Pursuant to Mr. Forrest's employment agreement with certain subsidiaries of the Company, dated October 22, 1979 and amended March 11, 1992 (the "Employment Agreement"), A&A Inc., a U.S. subsidiary of the Company, agreed to pay Mr. Forrest an annual salary of $400,000 per year so long as he served as its chairman and chief executive officer. He was also entitled to receive certain other benefits and perquisites available to executive officers of the Company in the United States. In November 1993, the Company entered into an agreement with Mr. Forrest setting forth the terms of his retirement effective as of January 1, 1994 (the "Retirement Agreement"). This agreement terminated Mr. Forrest's Employment Agreement. Pursuant to the terms of the Retirement Agreement, Mr. Forrest will receive a total of 37 years of credited service under the U.K. Pension Scheme and will be entitled to receive annual pension payments equal to 61.66 percent of the average of his 1991, 1992 and 1993 pensionable salaries which is $278,143. In addition, the agreement confirms Mr. Forrest's rights as a retiree under the 1988 Plan and sets the termination date to exercise his stock options at December 31, 1996. The Company also agreed, among other things, to provide health coverage for Mr. Forrest until age 55.

     LAWRENCE E. BURK. In October 1993, the Company entered into an agreement with Mr. Burk providing for his employment through August 31, 1996 at an annual salary of not less than $308,350. The Company may terminate Mr. Burk's employment at any time prior to such date. However, in the event of termination by the Company without cause (as defined in the agreement) or by Mr. Burk for good reason (as described below), he will be entitled to receive severance benefits in accordance with the Company's Senior Executive Severance Plan. For the purposes of the agreement, good reason is defined to include a reduction in base salary, a material breach of the agreement by the Company, involuntary relocation, a change in control, or circumstances constituting good reason under the Company's Senior Executive Severance Plan. In addition, if Mr. Burk's employment is terminated prior to attaining age 55, under certain circumstances (including death, disability or for good reason), he will receive a retirement benefit based on assumed service with the Company until age 55. Pursuant to the agreement, Mr. Burk was also granted 15,000 shares of restricted stock under the Company's 1988 Plan with 6,000 shares vesting on the third anniversary date of grant and the balance vesting on the fifth anniversary date of grant. The agreement also confirms Mr. Burk's vesting rights under the 1988 Plan as to such restricted shares.

                        SEVERANCE AND OTHER ARRANGEMENTS

SENIOR EXECUTIVE SEVERANCE PLAN

     The Senior Executive Severance Plan (the "Severance Plan") provides for the payment of severance benefits to U.S. senior executives upon termination of their employment with the Company for specified reasons. Such reasons include:
(i) resignation by the executive for good reason, which generally means assignment to the executive of duties which are inconsistent with his title and salary level, reduction of the executive's salary, relocation of the executive, or failure to continue to provide the executive with substantially the same benefits and perquisites; (ii) elimination of the executive's position by the Company without offering a comparable position; or (iii) dismissal of the executive by the

Company. Participation in the Severance Plan is designated by the Compensation and Benefits Committee. Of the named executives, Messrs. Irvin, White and Burk participate in the Severance Plan. Upon a covered termination of employment, the executive may elect to receive either (i) continuation of salary and benefits for a specified period following the date of termination or (ii) a lump sum severance allowance. The executive may elect continuation only if he intends to seek other employment, in which case, the Company will continue payment of the executive's then current salary and certain benefits, for a stated period ranging from nine to 30 months following termination of employment. The Company's obligation to continue payment of such salary and benefits terminates upon the earlier of expiration of the stated period or the executive's commencement of other employment. Alternatively, if the executive elects to receive a severance allowance, the Company will pay a lump sum equal to 25 percent to 100 percent times the executive's then current annual salary.

TERMINATION PROTECTION AGREEMENTS

     The Company has entered into termination protection agreements with U.S. senior executives, including Messrs. Irvin, White and Burk. These agreements provide that in the event that (i) the officer's employment is terminated under certain circumstances within three years following a change of control of the Company (as defined in the agreements) and (ii) benefits are not paid under the terms of the Severance Plan or any other employee benefit or compensation plan, program or arrangement in which the officer participates, the Company will pay the officer such benefits as would have been paid under the termination provisions of any applicable plan, program or arrangement. An officer will be entitled to payment of severance benefits under his agreement if that officer's employment is terminated (i) by the officer for good reason (as defined in the Severance Plan), or (ii) by the Company for any reason other than on account of the officer's conviction of a felony. The agreements also provide for additional payments to compensate the officer for any excise taxes imposed on payments under the agreements.

LIMITED STOCK APPRECIATION RIGHTS ("LSARS")

     Under the 1988 Plan and 1982 Plan, as currently in effect, the Compensation and Benefits Committee may also provide for the grant of LSARs. LSARs may be exercised for a specified period of time following a change of control. Upon exercise of a LSAR, the holder thereof is entitled to receive the difference between the exercise price and the greater of (i) the highest sales price offered in connection with a transaction resulting in a change of control or
(ii) the highest average of the sales price of the Common Stock during the 30 day period preceding a change in the composition of the Company's Board of Directors constituting a change of control. LSARs have been granted in tandem with all outstanding nonqualified stock options awarded to the named executive officers under the 1988 Plan and 1982 Plan. In 1993, LSARs were granted in tandem with options granted to the named executive officers under the 1988 Plan, which grants are included in the information reported in the Summary Compensation Table above.

                              CERTAIN TRANSACTIONS

     Mr. Grossart and Mr. Wilson who are directors of the Company are also directors of Noble Grossart Limited ("Noble Grossart"), a U.K. merchant bank. In addition, they are directors and shareholders of Noble Grossart Holdings Limited ("N.G. Holdings"), which owns 100 percent of Noble Grossart. Mr. Grossart owns 25 percent of the shares of N.G. Holdings, and Mr. Wilson owns less than 1% of such shares. A subsidiary of the Company owns 20 percent of the shares of N.G. Holdings. Noble Grossart provides investment banking services to the Company and certain of its subsidiaries. In connection with such investment banking services rendered, the Company and certain subsidiaries paid approximately $106,651 during 1993, and approximately $247,775 during 1994 to date.

     Mr. Godsoe who is a director of the Company is also chief executive officer and deputy chairman of The Bank of Nova Scotia. In connection with the bank's $20 million line of credit commitment under a syndicated revolving credit agreement, the Company paid to The Bank of Nova Scotia facility and amendment fees of approximately $125,000 during 1993, and approximately $25,000 during 1994 to date. In addition, several subsidiaries of the Company have banking relationships with The Bank of Nova Scotia which include credit facilities and letters of credit. The amounts paid under these arrangements do not exceed the minimum reportable amounts.

     As of February 15, 1994, Prudential Insurance Company of America ("Prudential") owned approximately 6.74 percent of the Company's Common Stock. U.S. subsidiaries of the Company place insurance and reinsurance with Prudential. In connection with such placements, the Company estimates that those subsidiaries earned approximately $2,264,000 during 1993, and approximately $383,000 during 1994 to date. In addition, the Company paid a subsidiary of Prudential $64,102 for advisory services during 1993.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee has recommended to the Board of Directors the selection of Deloitte & Touche ("D&T") to be the independent auditors of the Company for the year ending December 31, 1994. D&T has acted as independent auditors for the Company and its predecessors since 1920. This selection will be submitted for ratification at the Annual Meeting. Representatives of D&T will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of any registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange reports of ownership of the Common Stock, Class A Stock and Class C Stock of the Company. Reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993, its officers, directors and greater than 10 percent beneficial owners timely filed all required Section 16(a) reports.

                     STOCKHOLDER PROPOSALS FOR 1995 MEETING

     Stockholders are advised that any proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company on or before December 15, 1994 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Bylaws of the Company establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders that is not made by or at the recommendation of a majority of the directors then in office. In general, written notice must be delivered to the Secretary of the Company at its principal executive office, 1211 Avenue of the Americas, New York, New York 10036, within certain time periods in advance of the meeting and must contain specified information concerning the matter to be brought before the meeting and the stockholder proposing the matter. Any stockholder desiring a copy of the Bylaws of the Company will be furnished one without charge upon written request to the Secretary of the Company.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

                                          By order of the Board of Directors,

                                          Frank R. Wieczynski
                                          Secretary

                                                                           PROXY

                      ALEXANDER & ALEXANDER SERVICES INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR ANNUAL MEETING MAY 19, 1994

     The undersigned hereby constitutes and appoints ROBERT E. BONI and VINCENT
R. McLEAN, and each of them, with full power to appoint his substitute to vote at the Annual Meeting of Shareholders to be held at the Equitable Center Auditorium, 787 Seventh Avenue (between W. 51st and W. 52nd Streets), New York, New York at 9:30 A.M. on May 19, 1994 or any adjournment thereof (1) on the matters listed below and more fully described in the Proxy Statement accompanying this Form of Proxy and (2) in their discretion on such other matters as may properly come before the meeting.

     Election of the following nominees as directors:

       KENNETH BLACK, JR., JOHN A. BOGARDUS, JR., ROBERT E. BONI, PETER C. GODSOE, ANGUS M. M. GROSSART, VINCENT R. McLEAN, WILLIAM M. WILSON.

(Change of Address):

- --------------------------------------------------------------------------------

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE--BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED BY PROXY UNLESS YOU SIGN AND RETURN THIS CARD.

X PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1, and FOR Proposal 2. The Board of Directors recommends a vote FOR Proposals 1 and 2.

     1. Election of Directors (see reverse)

          / / FOR      / / WITHHELD

        For, except vote withheld from the following nominee(s).

     2. Ratification of appointment of Deloitte & Touche as independent auditors for 1994.

   / / FOR      / / AGAINST      / / ABSTAIN

     3. In their discretion, upon other matters as may properly come before the Meeting.

   / / FOR      / / AGAINST      / / ABSTAIN

                                               PLEASE SIGN EXACTLY AS NAME
                                               APPEARS HEREON. JOINT OWNERS
                                               SHOULD EACH SIGN. WHEN SIGNING
                                               AS ATTORNEY, ADMINISTRATOR,
                                               TRUSTEE OR GUARDIAN, PLEASE GIVE
                                               FULL TITLE AS SUCH.
                                ________________________________________________
                                ________________________________________________
                                 SIGNATURE(S)                         DATE